Exhibit 10.2

CERTAIN INFORMATION IN THIS EXHIBIT HAS BEEN REDACTED BECAUSE IT IS BOTH (I) NOT MATERIAL AND (II) INFORMATION THAT THE REGISTRANT TREATS AS PRIVATE OR CONFIDENTIAL. [***] INDICATES THAT INFORMATION HAS BEEN REDACTED.

AMENDED AND RESTATED OFFTAKE AGREEMENT

This AMENDED AND RESTATED OFFTAKE AGREEMENT (this “Agreement”) is made on December 19, 2024 (the “Signature Date”) with effect as of January 1, 2025 (the “Effective Date”) between DOWA METALS & MINING CO., LTD., a corporation incorporated under the laws of Japan (“Buyer”), and OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V., a variable capital company (sociedad responsabilidad limitada de capital variable) incorporated under the laws of Mexico (“Seller”).

WHEREAS Buyer and Seller entered into an offtake agreement dated June 27, 2019 and an amendment to such offtake agreement dated July 12, 2021 (as so amended, the “Original Offtake Agreement”);

AND WHEREAS Buyer and Seller wish to amend and restate the Original Offtake Agreement as provided for in this Agreement;

NOW, THEREFORE, in consideration of the premises and covenants contained herein, and for other good and valuable consideration (the receipt and sufficiency of which is hereby acknowledged), Seller and Buyer agree to amend and restate the Original Offtake Agreement, with effect as of the Effective Date, as follows:

1.	DEFINITIONS

(a)	The term “A&R JVA” means that certain Amended and Restated Joint Venture Agreement by and among Buyer, Seller, GSI and MPR, dated as of the Signature Date.

(b)	The term “Affiliate” has the meaning given to such term in the A&R JVA.

(c)	The term “Budget” has the meaning given to such term in the A&R JVA.

(d)	The term “business day” means a calendar day, excepting for Saturday, Sunday or holidays in Japan, Mexico or Canada.

(e)	The term “Calendar Year” means any year commencing January 1 and ending December 31.

(f)	The term “CIF” means CIF as defined in Incoterms published in 2020.

(g)	The term “date of arrival” means the date the Notice of Readiness for discharge of the carrying vessel is tendered at the port of discharge.

(h)	The term “demurrage” means the amount payable by Buyer to Seller for not discharging the carrying vessel within the laytime allowed.

(i)	The term “despatch money” means the amount payable by Seller to Buyer for discharging the carrying vessel prior to the termination of laytime.

(j)	The abbreviation “dmt” means dry metric ton(s).

(k)	The term “Existing Plant” means the zinc concentrates plant existing at the Project as of the Signature Date as the same may be modified or expanded.

(l)	The term “Expansion” has the meaning given to such term in the A&R JVA.

(m)	The term “GSI” means Gatos Silver, Inc.

(n)	The term “IMSBC” means the International Maritime Solid Bulk Cargoes Code for Safe Practice as amended from time to time.

(o)	The term “kg” means kilogram.

(p)

The term “laytime” means the number of weather working days (or part thereof) or Sundays, if used, or legal, local and customary holidays, if used, in which Buyer has to discharge each concentrate shipment from the carrying vessel and is calculated by dividing the Bill of Lading wet tonnes discharged for each shipment by the discharge rate guaranteed by Buyer.

(q)	The term “Modification” has the meaning given to such term in the A&R JVA.

(r)	The term “MPR” means Minera Plata Real, S. de R.L. de C.V.

(s)	The term “ounce” means 31.1035 grams.

(t)	The term “Participating Interest” has the meaning given to such term in the A&R JVA.

(u)	The term “ppm” means parts per million.

(v)	The term “Program” has the meaning given to such term in the A&R JVA.

(w)

The term “Project” means the silver, lead and zinc mine project known as the Los Gatos Project located approximately 120 kilometers south of the state capital of Chihuahua City, Mexico, comprised of concession rights and assets acquired and owned by the Joint Venture Entities covering approximately 103,000 hectares and certain surface access rights, as set forth on the map attached as Appendix A.

(x)	The term “smelter” means Buyer’s Iijima zinc smelter in Akita, Japan.

(y)	The terms “tonne” and “metric ton” mean 2,204.62 pounds or 1,000 kilograms, wet or dry basis as specifically stated herein.

(z)	The abbreviation “wmt” means wet metric ton(s).

(aa) Amounts of money stated in USD refers to dollars of the United States of America.

2.	QUALITY

(a)	In this Agreement, the term “Concentrates” shall mean zinc concentrates produced by the Joint Venture Entities at the Existing Plant.

The target ranges for assays of specific elements in the Concentrates shall be as follows (together, the “Elements Target Ranges”):

Ag	g	300-700
Zn	%	55-58
Pb	%	0.6-1.2
Au	g	0.25-0.40
Cu	%	0.2-0.9
Fe	%	5.0-7.0
F	ppm	below 500
SiO2%		2.0
As	%	0.1
Cd	%	0.5
S	%	30-33
Hg	ppm	30
Co	ppm	80
Ni	ppm	10
MgO	%	0.01
Al2O3%		0.3
Sb	ppm	200
Mn	%	0.15
Na	ppm	125
Sn	ppm	20
BaSO4%		0.02
Cl	ppm	50
K	ppm	700
Tl	ppm	0.5
Bi	ppm	2
Se	ppm	30
CaO	%	0.3

For greater certainty, and notwithstanding any provision to the contrary in this Agreement, the sole purpose of setting forth the Elements Target Ranges is to give content to the obligations of GSI, and of any of its successors and assigns, in relation thereto, which are contained in the A&R JVA.

(b)	The moisture content of each shipment of Concentrates shall not exceed the transportable moisture limit provided in the IMSBC then in effect at the time of shipment.

3.	QUANTITY

(a)

During the term of this Agreement, for so long as Buyer retains at least a 10% Participating Interest in each of MPR and Seller, determined without taking into account any dilution of Buyer’s interest in MPR and/or Seller that may occur by virtue of Buyer electing not to invest in an Expansion or Modification or dilution (if any) resulting from a pro rata return of capital, Buyer shall have the right and not the obligation, each year, to elect to purchase:

(i)	100%;

(ii)	none; or

(iii)	the lesser of: (A) 100%; and (B) a maximum tonnage specified by Buyer, which maximum tonnage shall be no less than 25% of the Preliminary Concentrates Budget (as defined below),

of the Concentrates during the following Calendar Year, such election to be made via a written declaration to be delivered by Buyer to Seller (each a “Buyer Election”) by no later than October 31 each year, with the first such election to be made on October 31, 2025, subsequent to the provision of a preliminary estimate of Concentrates production for the following year to be given by Seller to Buyer (each such estimate, a “Preliminary Concentrates Budget”) by no later than September 30 each year, with the first such estimate to be delivered no later than September 30, 2025. If Buyer fails to deliver a Buyer Election by October 31 of a given year (subject to extension, if any, under paragraph (b) below), then Buyer shall be deemed to have elected to purchase none of the Concentrates in the following Calendar Year, and Seller shall be free to sell or otherwise dispose of Concentrates in such Calendar Year, subject to the requirements in the A&R JVA. Notwithstanding the foregoing, the parties agree that Buyer shall be deemed to have elected to purchase all Concentrates during the 2025 Calendar Year, unless otherwise agreed in writing by the parties, acting reasonably, and all commercial terms hereunder shall apply to the purchase and sale of such Concentrates. In respect of deliveries of Concentrates in the 2024 Calendar Year, all provisions of, and all commercial terms agreed between the parties under, the Original Offtake Agreement shall be deemed to apply as if such terms were repeated in this Agreement.

(b)

If a Preliminary Concentrates Budget is not delivered to Buyer by September 30 of any year, the period allowed to Buyer to make its election shall be extended by the number of days of delay in the delivery of the Preliminary Concentrates Budget, or Buyer may, in its discretion, make a Buyer Election in the absence of the relevant Preliminary Concentrates Budget. Moreover, if any proposed Program and Budget for the relevant year delivered in accordance with Section 12.2 of the A&R JVA contemplates production of Concentrates that differs by more than 10% from the relevant Preliminary Concentrates Budget, Buyer shall be afforded 15 additional days after the delivery of such proposed Program and Budget to make, or to revise, its Buyer Election.

(c)

In the event that Buyer does not elect, or is deemed to have elected not, to purchase any of the production of Concentrates for each of three consecutive years, then, at the option of Seller, to be communicated in writing to Buyer within 90 days of such circumstance arising, Buyer’s rights under this Clause 3 shall be suspended, and shall remain suspended until such time (if any) as such rights are revived at the election of Buyer, upon 12 months’ prior written notice from Buyer to Seller stating that Buyer wishes for its rights to be reinstated (a “Buyer Reinstatement Notice”). The rights shall then be reinstated for production of Concentrates in the Calendar Year following the reinstatement date, which reinstatement date, for the avoidance of date, shall be the date that is 12 months after the date of the Buyer Reinstatement Notice. For further clarity, a Buyer Election may be made in respect of the Concentrates in the following Calendar Year.

(d)

For so long as Buyer retains at least a 10% Participating Interest in each of MPR and Seller, determined without taking into account any dilution of Buyer’s interest in MPR and/or Seller, that may occur by virtue of Buyer electing not to invest in an Expansion or Modification or dilution (if any) resulting from a pro rata return of capital, Buyer shall have a definitive zinc offtake right with respect to any zinc concentrates produced by the Joint Venture Entities in the “Greater Los Gatos District” outlined in the attached as Appendix A, including concessions the Joint Venture Entities may acquire in the future, on the same commercial terms to those for the Concentrates, or at arm’s length terms to be negotiated if the product is of lesser quality.

4.	DURATION / COMMERCIAL TERMS / NEGOTIATION

(a)

This Agreement shall be effective from the Effective Date and shall continue annually until Buyer gives a written notice of the termination of this Agreement to Seller no less than twelve (12) months before the end of the last Calendar Year for which this Agreement shall remain in effect.

Notwithstanding anything in this Agreement to the contrary, this Agreement may be terminated pursuant to Section 11.1 of the A&R JVA in accordance with the provisions set forth therein.

(b)	Subject to the foregoing, the intention of both parties is for this Agreement to continue as long as Concentrates are produced and the A&R JVA has not been terminated in accordance with its terms.

(c)	The following pre-defined commercial terms (the “Pre-Defined Commercial Terms”) shall apply to all purchases and sales of Concentrates under this Agreement from and after January 1, 2025:

(i)	Treatment charges, escalators/de-escalators and metal payability (other than for silver) shall be determined in accordance with the benchmark terms published by Fastmarkets.

(ii)

For silver content, there shall be a fixed deduction of [***] ounces per dmt, with the remainder of silver content being [***]% payable; provided that the [***]% payability percentage shall be reduced to match the global benchmark if the global benchmark payability percentage for silver content falls below [***]% for “standard” quality zinc concentrates.

(iii)	There shall be a set fluorine penalty of USD [***], per dmt, for every [***] ppm of contained fluorine above the [***] ppm threshold.

(iv)	There shall be a set silica (SiO2) penalty of USD [***], per dmt, for every percentage point by which the silica content exceeds [***]%.

(v)	There shall be a set iron penalty of USD [***], per dmt, for each percentage point by which the iron content exceeds [***]%.

(vi)	There shall be a set arsenic penalty of USD [***], per dmt, for each one-tenth of a percentage point by which the arsenic content exceeds [***]%.

For greater certainty, neither party shall be obliged to renegotiate any of the Pre-Defined Commercial Terms for any reason. Nothing in this Agreement, including the Pre-Defined Commercial Terms shall supersede any commercial terms agreed between the parties in respect of deliveries of Concentrates in the 2024 Calendar Year.

(d)

Buyer and Seller shall review, negotiate in good faith, and agree on all commercial terms other than the Pre-Defined Commercial Terms, as provided for in Clauses 9, 10, 11 and 12 annually, to ensure that such other terms reflect prevailing world market terms between arm’s length parties for long-term sales for shipments of similar quantity and quality of Concentrates to Japan for the period in which Concentrates shipments are scheduled; provided, however, if Buyer or Seller notifies the other party that any of such arm’s length terms have changed favourably to Buyer or Seller, as the case may be, Buyer and Seller shall negotiate in good faith to reflect such changed terms in this Agreement; provided, further, that no such obligation to negotiate shall apply to any changes relating to the Pre-Defined Commercial Terms. The intent of this paragraph (d) is to apply solely to renegotiation of commercial terms (other than the Pre-Defined Commercial Terms), and not legal terms under this Agreement, and neither party shall be liable to the other if it is unable to agree on any revisions to such commercial terms.

(e)

Except for the Pre-Defined Commercial Terms, Buyer and/or Seller may request additional commercial terms beyond those in Clauses 9, 10, 11 and 12 for negotiation, if such new additional commercial terms are justified as competitive International and/or Japanese market conditions for zinc concentrate with volumes, specifications and other terms and conditions similar to those in this Agreement. Buyer and Seller must negotiate and agree such additional commercial terms.

(f)

The freight and related handling and storage costs to transport Concentrates to the port of Akita, Japan, shall be borne by Seller. Notwithstanding the foregoing, if Buyer requires Seller to ship Concentrates in quantities less than standard 5,000 wmt or 4,000 wmt, as the case may be, Buyer will bear dead freight costs charged by the ship owner to fill the gap between 5,000 wmt and actually loaded tonnage or between 4,000 wmt and actually loaded tonnage, as the case may be. For the avoidance of doubt, if Buyer has asked Seller (or its intermediary) to ship 4,200 wmt of Concentrates, Buyer will bear all dead freight costs for shipping concentrate quantities less than 5,000 wmt and if Buyer has requested Seller to ship 3,500 wmt of Concentrates and Seller could only quote the freight cost for 4,000 wmt, Buyer will bear all dead freight costs for the difference of 500 wmt, if ship owner requires and charges Seller to pay such dead freight costs. This dead freight charge payment by Buyer shall be revised and agreed annually, taking into consideration the quality and quantity of Concentrates produced by Seller.

5.	SHIPMENT

(a)

Seller shall arrange and pay for bulk Concentrates shipments in accordance with Buyer’s election or deemed election made under Clause 3, to the port of discharge in Akita, Japan nominated by Buyer for each shipment in accordance with Clause 6.

(b)	Seller shall deliver Concentrates on a vessel which shall meet berth accommodation restrictions as specified in Appendix B attached hereto.

(c)

Seller shall provide a shipping schedule to Buyer by November 30 of each year prior to the Calendar Year of Concentrates shipments. In the event that there are any substantial changes to the shipping schedule, Seller shall promptly give notice to Buyer.

6.	DELIVERY

(a)	Each bulk Concentrates shipment shall be delivered by Seller to Buyer CIF FO (Free Out) Akita, Japan.

(b)	Buyer is responsible for discharge of Concentrates from the carrying vessel’s hold(s) and shall arrange and shall pay for all costs associated with discharge.

(c)

The carrying vessel used by Seller shall be classified highest Lloyd’s registration or equivalent and shall be no more than fifteen (15) years of age (provided, however, that if the age of the nominated vessel exceeds fifteen (15) years, Buyer will accept a vessel with an age of no more than twenty (20) years, provided that all additional cargo insurance caused by the age being above fifteen (15) years shall be for Seller’s account), single deck, bulk carrier otherwise suitable to discharge the Concentrates by grab having fully flat and unobstructed tank top without any protruding structures which might be a hindrance for the performance of normal grab discharge and/or the use of payloaders in holds. Spout trimming must be observed at loading port, not leveling.

No Concentrates to be stowed in bridge spaces, deep tanks or other spaces inaccessible to mechanical grabs for discharging. Any extra expenses incurred in discharging by reason of stowage in excepted places shall be for account of Seller and any time so lost and above the usual time required for grab discharge is not to count as laytime used.

(d)

Seller has responsibility to deliver Concentrates to the port of discharge in Akita, Japan nominated by Buyer at Seller’s own costs, even in case of loss or damage to the Concentrates or expense, if caused by insolvency or financial default of owners, managers, charterers, or operators of the carrying vessel, unless such cause also constitutes a Force Majeure Event as defined herein.

(e)

For discharge at Akita, Japan, Buyer guarantees a discharge rate of 2,500 wet tonnes per weather working day of 24 consecutive hours, Sundays and legal, local and customary holidays excepted unless used, and if used, actual time used to count as laytime used. Laytime shall commence at 08:00 a.m. of the immediately next working day after the carrying vessel has tendered Notice of Readiness for discharge, unless sooner commenced, whether in berth or not, but only after free pratique is granted. Notice of Readiness is to be tendered during office hours only from 08:00 a.m. to 05:00 p.m., Monday through Friday, and 09:00a.m.-12:00p.m. on Saturday that the performing vessel is ready in all respects to start discharging operations, whether in berth or not, after it has arrived at the port of discharge.

(f)

Demurrage or despatch money (as applicable) at the port of discharge shall be for Buyer’s account at those rates in Seller’s Charter Party for each shipment, provided that such rates are approved by Buyer, prior to each shipment.

(g)	If another cargo is being discharged from the same vessel at the Akita port,

(i)

In case of the Concentrates being discharged after the completion of discharge of such other cargo, laytime shall commence two (2) hours later after discharge completion of such cargo unless sooner commenced.

(ii)

In the case of combined shipment with other cargoes, laytime shall be calculated based on the total quantity discharged at the Akita port and shall be proportionally allocated based on the Bill of Lading quantities.

7.	TITLE AND RISK

Title to the Concentrates shall pass from Seller to Buyer upon Seller’s receipt of the first provisional payment.

Risk of loss or damage to the Concentrates shall pass from Seller to Buyer when the Concentrates passes over the carrying vessel’s rail at the port of loading.

8.	PRICE

The purchase price payable by Buyer to Seller for Concentrates sold and delivered hereunder, shall be the sum of the amounts payable for metal contained in Concentrates determined pursuant to Clauses 4(c), 4(d), 9 and 11 of this Agreement, less the applicable deductions determined pursuant to Clauses 4(c), 4(d) and 10 of this Agreement.

9.	METAL PAYMENT

Subject to the Pre-Defined Commercial Terms, metal payment and metal price to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

10.	DEDUCTIONS, TREATMENT CHARGES AND ESCALATORS / DE-ESCALATORS

Subject to the Pre-Defined Commercial Terms, the treatment charge and escalators/de-escalators to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

PENALTIES

Subject to the Pre-Defined Commercial Terms, penalties to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this Agreement.

11.	QUOTATIONAL PERIOD

The quotational period to be applicable for the shipments in each Calendar Year shall be agreed between Buyer and Seller in accordance with Clause 4 of this agreement.

12.	SETTLEMENT

(a)	All invoices shall be prepared and issued by Seller in USD. All payments shall be made by wire transfer to such banks as Buyer and Seller, as the case may be, shall designate from time to time.

(b)	Seller shall present the following shipping documents to Buyer no later than seven (7) business days after the date of each shipment of Concentrates at the port of loading:

(i)	Full set of negotiable clean on board ocean Bills of Lading showing Freight Pre-paid, made out to the order of Seller and endorsed in blank.

(ii)	The original Certificate of Insurance duly endorsed by Seller to Buyer.

(iii)	Seller’s Weight and Assay Certificate.

(iv)	Seller’s Provisional Invoice based on shipped weight, Seller’s provisional assays and prices upon the last market day prior to the date of Bills of Lading.

(c)

For each shipment, payment of the balance due to Seller will be made three (3) business days after presentation of Seller’s final invoice based on actual weight determined in accordance with Clause 14, final assays determined in accordance with Clause 15 and final price determined in accordance with the Pre-Defined Commercial Terms, and Clauses 8, 9, 10 and 11. If the amount on Seller’s final invoice is lower than the provisional payment, Seller shall remit to Buyer by wire transfer within three (3) business days after presentation of Seller’s final invoice; the excess of the provisional payment received by Seller.

(d)	Total and Partial loss:

(i)

Should a part of any shipment of Concentrates be lost or damaged after loading aboard the carrying vessel and before completion of weighing, sampling and determination of moisture, final settlement will be made as soon as all the necessary details are available based on Seller’s provisional invoice wet weight and the agreed assays and the final moisture content as provided in Clause 14 and 15 on that part of the Concentrates which has been safely delivered and otherwise in accordance with the terms of this Agreement.

(ii)

Should shipment of Concentrates be lost or damaged after the risk of loss or damage passes from Seller to Buyer, then final settlement will be made based on Seller’s provisional invoice weight and assays, moisture content and the terms provided in Clause 8 hereof.

(iii)

For the purpose of determination of the quotational period, in case of total loss or damage to Concentrates, the carrying vessel will be deemed to have arrived at the port of discharge 30 days after the date of Bill of Lading.

13.	INSURANCE

(a)	Seller at its own expense shall arrange and place marine insurance on each shipment with an international insurance company rated at least Lloyds A1.

Such insurance shall:

(i)

Be placed provisionally for the amount of 110% of the CIF value determined at the time of shipment subject to the adjustment at 110% of the final CIF value determined in accordance with the Pre-Defined Commercial Terms, and Clauses 8, 9, 10, 11, 12, 14 and 15 of this Agreement.

(ii)

Name Buyer as an additional insured under the policy of insurance to preserve and protect their interest under the policy Buyer’s obligation to pay for Concentrates pursuant to this Agreement shall not change or be affected by any insurance claim as long as the insurance is duly placed by Seller in accordance with this Clause of this Agreement.

(iii)

Cover Concentrates against All Risk of direct physical loss or damage from any insured peril, howsoever caused, from the time when they shall have passed the ships rail at the port of loading until the port of discharge, Akita, Japan.

(iv)	Include the following conditions:

Institute Cargo Clause (A) 1/1/82, War risks subject to Institute War Clauses (Cargo) 1/1/82, the risks of Strikes, Riots and Civil Commotions subject to Institute Strikes Clauses (Cargo) 1/1/82, also cover the risks of heat and spontaneous combustion howsoever caused, but exclude the claims for normal shortage in the ordinary course of transit.

(b)	Vessels chartered by Seller shall comply with the London Institute Classification Clause.

14.	WEIGHING, SAMPLING AND DETERMINATION OF MOISTURE

(a)	Weighing, sampling and determination of moisture of Concentrates shall be carried out immediately after discharge from the carrying vessel at Buyer’s risk and expense.

(b)	Weighing and sampling shall be carried out in lots of approximately 500 wmt each or as may be agreed between Seller and Buyer and the moisture content of each lot shall be determined separately.

Each lot shall form a separate and complete delivery for the purpose of this Agreement.

Each sample shall be delivered into six (6) parts — two each for Buyer and Seller, one for umpire analysis, and one to be held in reserve by Seller’s nominee.

(c)	Seller shall have the right to be represented at the carrying vessel’s discharge, weighing, sampling and determination of moisture at its own expense.

15.	ASSAYS

(a)

From the samples taken from each lot in accordance with Clause 14, the assays of metal and other materials contents shall be determined independently by Buyer and Seller or their respective nominees in accordance with international practice.

(b)

Within 45 calendar days after completion of sampling at the smelter, Buyer and Seller shall notify each other that they are ready to exchange the results of their respective assays. The initiative to notify should be taken by either party immediately when its results are available.

(c)	The assay results on the laboratory Certificate of Analysis shall then be exchanged between Buyer and Seller by email, registered crossing mail or as otherwise agreed.

(d)	Should the difference between Buyer’s and Seller’s results for a lot be not more than:

Zn	%	0.5
Ag	g	15
Fe	%	0.5
As	%	0.05
F	ppm	50

the exact mean of the two (2) results shall be taken as the agreed assay and shall govern for all purpose herein.

If the difference between Buyer’s and Seller’s assay results for a lot is greater than the aforesaid limits, unless Buyer and Seller agree to average the said difference (in which event that assay shall be conclusive in respect of the relevant lot), the samples of material taken from the relative lot for Umpire analysis in accordance with Clause 14, shall be sent for Umpire analysis to:

SGS Netherland B.V.

Malledjik 18

Postbus 200 3200 AE Spijkenissse

The Netherlands

or

The John Knight Laboratory

(Formerly, Alfred H. Knight International Ltd.)

Pegasus House

Kings Business Park

Prescot, Knowsley L34 1PJ

United Kingdom

or

Alex Stewart International Corporation

2b Sefton Park

Aintree, Liverpool

L30 1RD

United Kingdom

acting in rotation, or any mutually acceptable laboratory(ies).

(e)

Should the umpire assay falls between the results of the two parties, the arithmetical mean of the umpire assay and the assay of the party whose results are nearer to the umpire’s shall be taken for final settlement. Should the umpire assay fall outside the exchanged results, the middle of the three (3) results shall be final. If the umpire assay coincides with the result of either of the two parties or is the exact mean of the exchanged result, the umpire assay shall be final.

The cost of the umpire assay shall be borne by the party whose result is farther from the umpire result. The cost of the umpire assay shall be borne equally by both parties when the umpire assay is the exact mean of the exchanged results.

16.	WASTE DISPOSAL AND HEALTH AND SAFETY OF WORKERS

(a)

Buyer shall be responsible for environmental protection and for all costs and liabilities of waste disposal and worker health and safety related to Concentrates arising after arrival at the Port of Akita, Japan, and Buyer shall defend, indemnify and hold Seller harmless against any claims made against Seller and costs incurred by Seller as a result of any failure by Buyer to discharge that responsibility.

(b)

Seller shall be responsible for all costs and liabilities of waste disposal and worker health and safety related to Concentrates arising before arrival at the Port of Akita, Japan, and Seller shall defend, indemnify and hold Buyer harmless against any claims made against Buyer, and costs incurred by Buyer as a result of any failure by Seller to discharge that responsibility.

17.	FORCE MAJEURE

(a)

Should Seller be prevented from making any shipment or delivery hereunder or Buyer be prevented from taking delivery of any Concentrates as a result of any governmental acts, regulations or directions, refusal of any necessary export or import licenses, outbreak of a state of emergency, act of God, war, unrest, warlike hostilities, shortage of raw materials, civil commotions or embargoes, blockades, riots, epidemics, fires, floods, earthquake, hurricane, typhoon, delays en route, perils of the sea or other natural or man-made catastrophes, strikes or lockouts (the “Force Majeure Event”) then provided the party so prevented (the “Affected Party”):

(i)	give prompt written notice to the other party of the nature of the Force Majeure Event; and

(ii)

has taken all proper precautions, due care and reasonable alternative measures with the object of avoiding the effects of the Force Majeure Event and of carrying out its obligations hereunder (but nothing herein shall require the Affected Party to settle or compromise a labor dispute except on terms satisfactory to itself), the shipment and/or deliveries which are or will be affected by the Force Majeure Event shall be suspended during the period in which the Force Majeure Event continues; provided that:

Should shipments be suspended in accordance with this clause for more than three (3) months, either party may at its option, cancel such shipments.

(b)

Notwithstanding anything contained therein, in the event of Buyer’s declaring the Force Majeure Event, it will not apply to Concentrates in transit on board carrying vessel or which pricing has been established and Buyer must pay for such Concentrates and all Concentrates that have been delivered. However, in such event Seller and Buyer shall endeavor to resolve Buyer’s difficulties to perform its obligation under this Agreement.

18.	ARBITRATION

Any disputes, controversy or claim arising out of, or in connection with this Agreement or the breach, termination or validity thereof, which cannot be amicably resolved by the parties within 60 calendar days after receipt by one party of written notice from the other party, such a controversy or claim shall be settled by final and binding arbitration conducted in the English language in New York in accordance with the Rules of Concentration and Arbitration of the International Chamber of Commerce by three arbitrators appointed one by Seller, one by Buyer and the third by the first two arbitrators.

If either or both Seller or Buyer fails to appoint an arbitrator within 60 calendar days after receiving notice of the commencement or arbitration proceedings, or if the two arbitrators within 14 calendar days after they have been chosen failed to appoint the third arbitrator, the International Court of Arbitration of the International Chamber of Commerce shall, upon request of either or both of Buyer and Seller, appoint the arbitrator or arbitrators required to complete the arbitral tribunal.

The parties agree that the Arbitration Award of the arbitral tribunal shall be:

(i)	conclusive, final and binding upon the parties; and

(ii)	the sole and exclusive remedy between the parties regarding any and all claims and counterclaims presented to the arbitral tribunal.

All notices to be given in connection with the arbitration shall be as provided in Clause 23 of this Agreement.

The Arbitration Award shall be made and shall be payable in USD only. The Arbitration Award shall also include the fixing of the expense of the arbitration and the assessment of the same, as is appropriate in the parties hereto. Each party shall otherwise bear its cost of its respective legal fees, witnesses, depositions and other out-of-pocket expenses incurred in the course of arbitration.

In the event either party to this Agreement commences legal proceedings to enforce the Arbitration Award, the expense of such litigation (including reasonable attorney’s fees and costs of court) shall be borne by the party not prevailing therein,

19.	SUSPENSION OF QUOTATIONS

If the event of the price quotations specified under this Agreement will cease to exist, cease to be published by the “Metal Bulletin” and/or cease to be the representative basis on which majority of sales of zinc concentrates in Japan are made, both Buyer and Seller will immediately consult together to agree on a pricing basis acceptable to both parties in order to secure the continuance of this Agreement.

Failing such agreement, the provision of Clause 18 shall apply, and the arbitral tribunal shall determine a fair and reasonable price for Concentrates.

20.	EXEMPTION FROM LIABILITY AND OBLIGATION

In case Buyer decides to withdraw from the zinc smelting business for any reason whatsoever, the liability and obligation of Buyer to take delivery of Concentrates under this Agreement shall be released and discharged, except for Concentrates in transit to discharging port.

The liability and obligation of Seller to deliver Concentrates to Buyer under this Agreement shall be released and discharged when Seller decides to close permanently the Los Gatos Mine for any reason whatsoever.

Seller or Buyer who decides to close the Project or to withdraw from the zinc smelting business, as the case may be, shall notify the other party of such effect at least six (6) months prior to such closure or withdrawal.

21.	TARIFFS, TAXES AND DUTIES

Any export tax or duty, whether existing or new, levied in the United Mexican States shall be borne by Seller. Any tariffs and duties, whether existing or new, on Concentrates and contained metal or on commercial documents relating thereto imposed in Japan shall be borne by Buyer.

22.	GOVERNING LAW

This Agreement shall be governed by and construed in all respects in accordance with the laws of the State of New York, U.S.A. (without giving effect to internal principles of conflicts of laws). The application of the United States Convention on Contracts for the International Sale of Goods is hereby excluded from this Agreement.

23.	NOTICES

Any notice permitted or required to be given hereunder shall be validly given if in written and sent to the party to which the notice is directed at the address set out below:

If to Buyer:

DOWA METALS & MINING CO., LTD.

14-1, Sotokanda, 4-Chome

Chiyoda-ku, Tokyo 101-0021

JAPAN

Attention:

Email Address:

If to Seller:

OPERACIONES SAN JOSE DE PLATA S. DE C.V

Valle Escondido 5500

Punto Alto E-2

Oficina 404

C.P. 31125

Chihuahua, Mexico

Attention:

Email Address:

With a copy to:

GATOS SILVER, INC.

925 W Georgia Street, Suite 910

Vancouver, BC V6C 3L2

Attention:

Email Address:

or, in either case, such other address as may be notified by the relevant party to the other, Notices given by first class mail shall be deemed to have been delivered when received. Notices sent by facsimile or electronic mail shall be deemed to have been received upon completion of successful transmission if sent during normal office hours at the place of receipt. Any facsimile or electronic mail transmitted outside of normal office hours at the place of receipt shall be deemed to have been received on the next Business Day.

24.	ASSIGNMENT

No right or obligation or either party under this Agreement is assignable without the prior written consent of the other, and any purported assignment without such consent shall be void; provided that either party may assign its rights and obligations under this Agreement to one of its Affiliates by providing prior written notice to the other party and by such Affiliate agreeing in writing to be bound by the terms of this Agreement and to assume and be responsible for all of the covenants, obligations and liabilities of the assigning party under this Agreement; and provided further that any such Affiliate must be capable of performing the obligations of the assigning party under this Agreement, including, in the case of an assignment by Seller, such Affiliate having the right to sell Concentrates.

25.	GENERAL CLAUSES

(a)

The provisions set out in this Agreement are exclusive and in lieu of all other warrantees, conditions, guarantees, representations and similar obligations, expressed or implied by fact or by law, including any statute ore regulation, by custom or trade usage, or by any course of dealing, including but not limited to any implied warranties or conditions of merchantability or fitness for purpose or for a particular purpose, all of which warranties, conditions, guarantees, representations and similar obligations are expressly disclaimed by Seller.

(b)

The terms and conditions of this Agreement and the settlement information shall be kept confidential by both parties, except insofar as disclosure is required to royalty payees, by law or the rules of any stock exchange, in connection with any financing or issuance of securities by Seller or Buyer, or deemed appropriate in connection with communication to shareholders or securities analyst.

(c)	No amendment to this Agreement is valid or binding upon the parties, unless it is in writing and executed by parties.

(d)

All provisions of this Agreement are severable and no provision is affected by the invalidity of any other provision, except to the extent that invalidity also renders that other provision invalid. If any provision is contrary to any law, the parties agree to observe and perform all the provisions of this Agreement as if that unlawful provision were not contained in this Agreement.

(e)

No approval, consent or waiver by either party to or of any breach by the other party in the performance or observance of its obligations under this Agreement is an approval, consent or waiver to or of any other breach or continuing breach. Failure by either party to complain of any breach by other party in the performance or observance of its obligations under this Agreement, irrespective of how long the breach continues, is not a waiver of the rights of either party under or relating to this Agreement. All approvals, consents, and waivers given by either party are not enforceable, unless in writing and signed by that party.

(f)	This Agreement inures to the benefits of, and is binding upon each of the parties and their respective successors.

(g)

This Agreement, together with the A&R JVA, is the complete and entire agreement between the parties with respect to the purchase and sale of Concentrates. All representations, warranties, conditions, terms, agreements, understandings and communications given or made before the Signature Date and whether written or oral, are not of legal effect. Notwithstanding the foregoing, in respect of deliveries of Concentrates in the 2024 Calendar Year, all provisions of, and all commercial terms agreed between the parties under, the Original Offtake Agreement shall be deemed to apply as if such terms were repeated in this Agreement.

(h)

If a remedy for breach of this Agreement by either party is specified in this Agreement, that remedy is exclusive. Otherwise the rights and remedies available to a party under the law governing this Agreement are applicable.

(i)

The obligation to defend, indemnify and hold harmless a party under this Agreement includes the obligation to pay for ail reasonable investigation costs and reasonable legal and expert fees and disbursements incurred by the indemnitor and the indemnitee in relation to the subject matter of the indemnification. The right of an indemnitee to be defended, indemnified and held harmless under any indemnity contained in this Agreement in respect of a claim made by a third person is subject to the conditions that:

(i)	the indemnitee gives to the indemnitor prompt notice of the claim,

(ii)

the indemnitor may select and instruct counsel in the defense of settlement of the claim and may manage the litigation in respect thereof so long as the indemnitor has agreed in writing to bear full responsibility for all such indemnification,

(iii)

the indemnitee shall give the indemnitor, and counsel selected by it, all documents and information in the possession of indemnitee that are relevant to the defense or settlement of the claim, and shall render to the indemnitor and that counsel reasonable assistance in relation to the defense or settlement of the claim, and

(iv)

the indemnitee shall not make any admission of liability, or make any settlement, or do any act, that could reasonably be expected to be prejudicial to the successful defense or favorable settlement of the claim, without prior written consent of the indemnitor or counsel selected by it.

The indemnitor shall have the right to settle the claim on terms that require only the payment of money and that are not otherwise prejudicial to the indemnitee.

(j)

This Agreement may be executed in one or more counterparts, each of which shall be considered an original for all purposes. This Agreement shall be deemed to have been executed by all parties when each such party has executed this Agreement or a counterpart thereof and delivered said executed Agreement (or counterpart) to the other party.

(k)

Execution of this Agreement by a party may be evidenced by said party transmitting by email or facsimile to the other party a copy of the signature page showing execution by the transmitting party. In such event, transmission by facsimile shall be the equivalent of the delivery to the other party of a signed original of this Agreement.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first written above.

DOWA METALS & MINING CO., LTD.

By:
Name:
Title:

OPERACIONES SAN JOSÉ DE PLATA, S. DE R.L. DE C.V.

By:
Name:
Title:

[Signature Page to the Amended and Restated Offtake Agreement]

APPENDIX A

A-1

APPENDIX B

FACILITIES OF PORT OF DISCHARGE FOR CONCENTRATES

Discharging port	Smelter	Berth conditions
Akita in Japan	Iijima	Draft:	11.8 meters Max.
		LOA:	185 meters Max.
		Beam:	25 meters Max.

* Total cargo tonnage on board should be below 50,000t.

B-1